SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K/A
Amendment No. 1

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 18, 2009

FIRST FINANCIAL BANCORP.
(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation)	0-12379 (Commission File Number)	31-1042001 (IRS Employer Identification No.)

4000 Smith Road Cincinnati, Ohio (Address of principal executive offices)		45209 (Zip Code)

Registrant’s telephone number, including area code:  (513) 979-5837

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

On September 23, 2009, First Financial Bancorp. (the Company or First Financial) filed a Current Report on Form 8-K (the Original Report) to report that its wholly-owned subsidiary, First Financial Bank, N.A. (the Bank) had entered into separate purchase and assumption agreements on September 18, 2009 (collectively, the Agreements) with the Federal Deposit Insurance Corporation (FDIC) and the FDIC as receiver, pursuant to which the Bank acquired certain assets and assumed substantially all of the deposits and certain liabilities of Irwin Union Bank and Trust Company, an Indiana state-chartered bank headquartered in Columbus, Indiana (Irwin Union Bank) and Irwin Union Bank, F.S.B., a federally chartered savings association headquartered in Louisville, Kentucky (Irwin FSB). Irwin Union Bank and Irwin FSB are collectively referred to herein as “Irwin.” In connection with the Irwin acquisition, the Bank did not acquire any loans which were considered to be non-performing as of March 31, 2009, the measurement date established by the FDIC. The final carrying values of acquired loans and the final list of the assets acquired and liabilities assumed remains subject to finalization and revision by the FDIC and the Bank.

The Irwin Agreements are collectively referred to herein as the “Acquisition Agreements.” The Irwin acquisition is collectively referred to herein as the “Acquisition.”

This Current Report on Form 8-K/A (the Amendment) amends and supplements the disclosure provided in Items 2.01 and 9.01 of the Original Report. Except as otherwise provided herein, the other disclosures made in the Original Report remain unchanged. All financial and other numeric measures of Irwin as described below were based upon information as of September 30, 2009 and may be subject to change.

Statements made in this Amendment, other than those concerning historical financial information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements regarding the Company’s expectations concerning its financial condition, operating results, cash flows, liquidity and capital resources. A discussion of risks, uncertainties and other factors that could cause actual results to differ materially from management’s expectations is set forth under the captions “Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009.

Item 2.01 Completion of Acquisition or Disposition of Assets

The following discussion of assets acquired and liabilities assumed are presented at estimated fair value on the date of the Agreement. The fair values of the assets acquired and liabilities assumed were determined as described in Note 3 to the Company’s Audited Statement of Assets Acquired and Liabilities Assumed, dated as of September 18, 2009 for the Irwin Agreements (collectively, the acquisition date), and the accompanying notes thereto, which is attached hereto as Exhibit 99.2 and incorporated herein by reference (the Audited Statement). These fair value estimates are based on the information available, and are subject to change for up to one year after the closing date of the acquisition as additional information relative to closing date fair values becomes available. The Bank and the FDIC are engaged in on-going discussions that may impact which assets and liabilities are ultimately acquired or assumed by the Bank and/or the purchase price. In addition, the tax treatment of FDIC assisted acquisitions is complex and subject to interpretations that may result in future adjustments of deferred taxes as of the acquisition date. The disclosure set forth in this Item 2.01 reflects the status of these items to the best of management’s knowledge as of December 4, 2009.

The Irwin acquisition consisted of assets with a fair value of approximately $3.3 billion, including $1.8 billion of loans, $70.3 million of investment securities, $158.8 million of cash and cash equivalents, $248.4 million related to the FDIC’s indemnification of the Bank against certain future losses described below and $81.1 million of other assets. The Bank received cash of $932.8 million from the FDIC for the assumption of the net liability from the FDIC. Liabilities with a fair value of approximately $2.9 billion were assumed, including $2.5 billion of deposits, $355.1 million of FHLB advances, and $32.6 million of other liabilities. The Bank recorded $3.1 million in core deposit intangibles and recognized a pre-tax, bargain purchase gain of $383.3 million resulting in an after-tax gain of $241.0 million.

The Bank also entered into loss sharing agreements with the FDIC that collectively cover approximately $2.2 billion of assets which include single family residential mortgage loans, commercial real estate and commercial and industrial loans and other commercial assets. Pursuant to the terms of the loss sharing agreements, the FDIC’s obligation to reimburse the Bank for losses with respect to covered assets begins with the first dollar of loss incurred. The FDIC will reimburse the Bank for 80% of losses of up to (a) $526.0 million with respect to covered assets of Irwin Union Bank and (b) $110.0 million with respect to covered assets of Irwin FSB. The FDIC will reimburse the Bank for 95% of losses in excess of these amounts. The Bank will reimburse the FDIC for its share of recoveries with respect to losses for which the FDIC paid the Bank a reimbursement under the loss sharing agreements. Certain other assets of Irwin were acquired by the Bank that are not covered by loss sharing agreements with the FDIC. These assets include marketable securities purchased at fair market value and other tangible assets.

The following table summarizes the assets covered by the loss sharing agreements, the amount covered by the FDIC and the estimated fair values:

	September 18, 2009
	(dollars in millions)
	Amount Covered	Fair Value
Assets subject to stated threshold:
Loans	$2,237.2	$1,775.0

The loss sharing agreements applicable to single family residential mortgage loans provides for FDIC loss sharing and Bank reimbursement to the FDIC for recoveries for ten years. The loss sharing agreement applicable to commercial loans and other covered assets provides for FDIC loss sharing for five years and Bank reimbursement to the FDIC for a total of eight years for recoveries.

The loss sharing agreements are subject to certain servicing procedures as specified in an agreement with the FDIC. The fair value of the loss sharing agreements was recorded as an indemnification asset at an estimated fair value of $248.4 million on the Acquisition date.

The foregoing summary of the Agreements, as thereby amended, including the loss sharing agreements, is not complete and is qualified in its entirety by reference to the full text of the Agreements, as thereby amended, and certain other exhibits attached to this Amendment, which are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

 (a) Financial Statements of Businesses Acquired

Discussion

As set forth in Item 2.01 above, on September 18, 2009, the Bank acquired certain assets and assumed substantially all of the deposits and certain liabilities of Irwin pursuant to the Agreements. A narrative description of the anticipated effects of the Acquisition on the Company’s financial condition, liquidity, capital resources and operating results is presented below. This discussion should be read in conjunction with the historical financial statements and the related notes of the Company, which have been filed with the Securities and Exchange Commission (the Commission) and the Audited Statement, which is attached hereto as Exhibit 99.2.

The Acquisition increased the Company’s total assets and total deposits by approximately 86.4% and 89.5%, respectively, as compared with balances at June 30, 2009, and is expected to positively affect the Company’s operating results, to the extent the Company earns more from interest earned on its assets than it pays in interest on deposits and other borrowings. The ability of the Company to successfully collect interest and principal on loans acquired and collect reimbursement from the FDIC on the related indemnification asset will also impact cash flows and operating results.

The Company estimated the acquisition-date fair value of the acquired assets and assumed liabilities in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 805, Business Combinations (ASC Topic 805) and ASC Topic 820, Fair Value Measurements. However, the amount that the Company realizes on these assets could differ materially from the carrying value reflected in the attached Audited Statement primarily as a result of changes in the timing and amount of collections on the acquired loans in future periods. Because of the loss sharing agreements with the FDIC on these assets, as described in Item 2.01 above, the Company does not expect to incur significant losses. To the extent the actual values realized for the acquired loans differ from the estimated amounts, the indemnification asset will generally be impacted in an offsetting manner due to the loss sharing support from the FDIC.

Financial Condition

In the Acquisition, the Bank purchased $1.8 billion of loans at fair value, net of a $462.1 million estimated discount to the outstanding principal balance, representing approximately 36.4% of the Company’s total loans and leases (net of the allowance for loan and lease losses) at September 30, 2009. The Bank acquired $158.8 million in cash and cash equivalents, excluding cash paid by the FDIC in conjunction with the acquisition, and $70.3 million in securities at fair value.

The following table presents information with respect to the fair value of certain acquired earning assets and loans, as well as their book balance at acquisition date, contractual term and average effective yield.

Schedule of Earning Assets Acquired
(dollars in millions)

	September 18, 2009
Earning Assets	Book Balance		Fair Value		Average Months to Maturity	Effective Interest Rate

Interest bearing deposits in other banks, the Federal Reserve and federal funds sold	$133.2		$133.2		-	0.24%

Investment securities	65.6	(1)	65.6	(1)	19.8	3.04%

Loans
Single family residential real estate and HELOCs	204.4		142.0		48.2	6.25%
Commercial real estate	1,304.9		1,005.1		57.9	9.45%
Real estate construction and land	72.1		49.5		12.8	10.01%
Installment and consumer	20.3		19.4		11.3	10.00%
Commercial and industrial	635.5		559.0		27.9	9.50%

Total loans	2,237.2		1,775.0

Total earning assets	$2,436.0		$1,973.8

(1) Excludes $4.7 million of FRB stock that was mandatorily redeemed on October 1, 2009.

The following table reflects the scheduled maturities of the acquired loans:

September 18, 2009
(dollars in millions)

	Single family residential real estate and HELOCs	Commercial Real Estate	Real Estate Construction and Land	Installment and Consumer	Commercial and Industrial	Total
Contractual maturities:
1 year or less (1)	$6.7	$228.7	$33.8	$11.3	$224.5	$505.0
1-5 years	7.7	391.2	14.9	8.1	287.5	709.4
After 5 years	127.6	385.2	0.8	-	47.0	560.6
Total	$142.0	$1,005.1	$49.5	$19.4	$559.0	$1,775.0

Rate sensitivity:
Fixed	$61.4	$522.6	$12.3	$8.8	$348.9	$954.0
Variable	80.6	482.5	37.2	10.6	210.1	821.0
Total	$142.0	$1,005.1	$49.5	$19.4	$559.0	$1,775.0

(1)  Includes loans due on demand

In the Acquisition, the Bank assumed $2.5 billion in deposits at estimated fair value. This amount represents approximately 42.8% of the Bank’s total deposits of $5.8 billion at September 30, 2009. Demand and savings deposit accounts make up $1.1 billion of these assumed deposits. The Bank also assumed $355.1 million in FHLB advances, at estimated fair value.

In its assumption of the deposit liabilities, the Bank believed that the customer relationships associated with these deposits have intangible value. The Bank applied ASC Topic 805, which prescribes the accounting for goodwill and other intangible assets such as core deposit intangibles, in a business combination. The Bank determined the estimated fair value of the core deposit intangible asset totaled $3.1 million, which will be amortized utilizing an accelerated amortization method over an estimated economic life not to exceed 10 years. In determining the valuation amount, deposits were analyzed based on factors such as type of deposit, deposit retention, interest rates, age of deposit relationships, and the maturities of time deposits.

Future amortization of this core deposit intangible asset over the estimated life will decrease results of operations, net of any potential tax effect. Since amortization is a noncash item, it will have no effect upon future liquidity and cash flows. For the calculation of regulatory capital, this core deposit intangible asset is disallowed and is a reduction to equity capital. The Company expects that disallowing this intangible asset should not materially adversely affect the Company’s or the Bank’s regulatory capital ratios.

The core deposit intangible asset is subject to significant estimates by management of the Company related to the value and the life of the asset. These estimates could change over time.  The Company will review the valuation of this asset periodically to ensure that no impairment has occurred. If any impairment is subsequently determined, the Company will record the impairment as an expense in its consolidated statement of operations.

Nonperforming Loans

The FDIC utilized a modified structure in the Acquisition where most, but not all, nonperforming loans were retained by the FDIC at closing. The FDIC determined a measurement date whereby the stated loss threshold was established, as well as the cut-off date for determining the nonperforming loans that the FDIC would assume. A summary of nonperforming assets covered by the loss sharing agreements at September 30, 2009 follows:

Covered
Nonperforming Assets
September 30, 2009
(dollars in millions)

Total nonaccrual loans	$23.0
Loans 90 days or more past due and still accruing	114.8
Total covered nonperforming loans	$137.8

Operating Results and Cash Flows

The Company’s management has from time to time become aware of acquisition opportunities and has performed various levels of review related to potential acquisitions in the past. This Acquisition was attractive to the Company for a variety of reasons, including the:

•	attractiveness in the pricing of the acquired loan portfolios including the indemnification assets;
•	ability to increase the Company’s market share in Ohio, Indiana, Kentucky and Michigan;
•
attractiveness of immediate low cost core deposit funds given that over the past several years, organic core deposit growth has been exceptionally difficult as financial institutions compete for deposits; and

•
opportunities to enhance income and efficiency due to duplications of effort and decentralized processes as the Company expects to enhance income by centralizing some duties and removing duplications of effort.

Based on these and other factors, including the level of FDIC support related to the acquired loans, and other real estate, the Company believes that the Acquisition will have an immediate positive impact on its earnings.

The Irwin transaction had an immediate accretive impact to the Company’s financial results as it recognized a day 1 pre-tax gain upon acquisition of $383.3 million. The transaction resulted in an after-tax gain of $241.0 million. Based on September 30, 2009 information, excluding post-acquisition balance sheet changes, total assets acquired make up 45.0%, or $3.3 billion, of First Financial’s total assets of $7.3 billion, and total deposits assumed make up 42.8%, or $2.5 billion, of First Financial’s total deposits of $5.8 billion. The Company believes that the transaction will improve the Bank’s net interest income, as the Bank earns more from interest earned on its loans and investments than it pays in interest on deposits and borrowings.

The extent to which the Bank’s operating results may be adversely affected by the acquired loans is largely offset by the loss sharing agreements and the related discounts reflected in the estimated fair value of these assets at the acquisition date. In accordance with the provisions of ASC Topic 310-30, the fair values of the acquired loans reflect an estimate of expected credit losses related to these assets. As a result, the Company’s operating results would only be adversely affected by loan losses to the extent that such losses exceed the expected credit losses reflected in the fair value of these assets at the acquisition date. In addition, to the extent that the stated interest rate on acquired loans was not considered a market rate of interest at the acquisition date, appropriate adjustments to the acquisition-date fair value were recorded. These adjustments mitigate the risk associated with the acquisition of loans earning a below-market rate of return.

ASC Topic 310-30 applies to a loan with evidence of deterioration of credit quality since origination, for which it is probable, at acquisition, that the investor will be unable to collect all contractually required payments receivable. ASC Topic 310-30 prohibits carrying over or creating an allowance for loan losses upon initial recognition for loans that fall under its scope. As of the date of the Agreement, the preliminary estimate of the contractual principal and interest payments for all acquired impaired loans, and non-impaired loans the Bank elected to account for under ASC Topic 310-30, was $2.6 billion and the estimated fair value of the loans was $1.7 billion, net of an accretable yield of $455.4 million. These amounts were determined based upon the estimated remaining life of the underlying loans, which include the effects of estimated prepayments, expected credit losses and market liquidity and interest rates.

Additionally, the Bank acquired $98.5 million of loans with revolving privileges which were determined to be outside the scope of ASC Topic 310-30 and other consumer loans which the Company elected to treat under the cost recovery method as expected cash flows could not be reasonably estimated.The loss sharing agreements will likely have a material impact on the cash flows and operating results of First Financial in both the short-term and the long-term. In the short-term, as stated above, it is likely that there will be a significant amount of the covered assets that will experience deterioration in payment performance or will be determined to have inadequate collateral values to repay the loans. In such instances, the Company will likely no longer receive payments from the borrowers, which will impact cash flows. The loss sharing agreements will not fully offset the financial effects of such a situation. However, if a loan is subsequently charged off or charged down after the Company exhausts its best efforts at collection, the loss sharing agreements will cover a substantial portion of the loss associated with the covered assets.

The long-term effects that the Company may experience will depend primarily on the ability of the borrowers under the various loans covered by the loss sharing agreements to make payments over time. As the loss sharing agreements cover up to a 10-year period (5 years for commercial loans and other assets), changing economic conditions will likely impact the timing of future charge-offs and the resulting reimbursements from the FDIC. The Company believes that any recapture of interest income and recognition of cash flows from the borrowers or received from the FDIC (as part of the FDIC indemnification asset) may be recognized unevenly over this period, as the Company exhausts its collection efforts under its normal practices. In addition, the Company recorded substantial discounts related to the purchase of these covered assets. A portion of these discounts will be accretable to income over the economic life of the loans and will be dependent upon the timing and success of the Company’s collection efforts on the covered assets.

Liquidity and Capital Resources

The transaction significantly enhanced the liquidity position of the Bank. The Company acquired $158.8 million in cash and cash equivalents, excluding cash paid by the FDIC to consummate the acquisition, as well as $70.3 million of investment securities. The acquired securities provide monthly cash flows in the form of principal and interest payments. These additions to the Company’s balance sheet represent additional support for the Company’s liquidity needs. In addition, the Company received $932.8 million in cash from the FDIC to compensate for the liabilities assumed in excess of assets acquired.

Deposits in the amount of $2.5 billion were also assumed. Of this amount, 12.0%, or $300.9 million, were in the form of highly liquid transaction accounts. Certificates of deposit and other time deposits comprised 55.1%, or $1.4 billion, of total deposits.

As permitted by the FDIC, the Bank had the option to reprice the acquired deposit portfolios to current market rates within seven days of the acquisition date. In addition, depositors had the option to withdraw funds without penalty. The Bank chose to reprice approximately $843.2 million in deposits comprised of all assumed brokered deposits as well as all time deposits of Irwin FSB. Through November 30, 2009, approximately 55% of the repriced deposit accounts had been redeemed without penalty.

At September 30, 2009, the Bank was considered “well-capitalized” based on a calculation of relevant regulatory ratios. The transactions increased the Bank’s capital ratios, and the Bank remains “well-capitalized” after taking into consideration the results of the transaction. The Bank had the following capital ratios at September 30, 2009 and June 30, 2009.

	September 30, 2009	June 30, 2009
Tier 1 Ratio	15.93%	9.97%
Total Capital Ratio	14.49%	11.46%
Leverage Ratio	13.05%	8.11%

Financial Statements

Attached hereto as Exhibit 99.2 and incorporated by reference into this Item 9.01(a) is an Audited Statement of Assets Acquired and Liabilities Assumed by First Financial Bank, N.A. (a wholly owned subsidiary of First Financial Bancorp.) related to its acquisition of Irwin at September 18, 2009 and the accompanying notes thereto.

Report of Independent Registered Public Accounting Firm
Statement of Assets Acquired and Liabilities Assumed at September 18, 2009
Notes to Statement of Assets Acquired and Liabilities Assumed

The Company has omitted certain financial information of Irwin required by Rule 3-05 of Regulation S-X and the related pro forma financial information under Article 11 of Regulation S-X in accordance with a request for relief submitted to the Commission in accordance with the guidance provided in Staff Accounting Bulletin 1:K,  Financial Statements of Acquired Troubled Financial Institutions (“SAB:1K”).  SAB 1:K provides relief from the requirements of Rule 3-05 in certain instances, such as the transaction, where a registrant engages in an acquisition of a significant amount of assets of a troubled financial institution that involves pervasive federal assistance and audited financial statements of the troubled financial institution that are not reasonably available.

(d) Exhibits

2.1
Purchase and Assumption Agreement Modified Whole Bank All Deposits, among the Federal Deposit Insurance Corporation, receiver of Irwin Union Bank and Trust Company, Columbus, Indiana, the Federal Deposit Insurance Corporation and First Financial, dated as of September 18, 2009 (filed as Exhibit 2.1 to the Form 8-K on September 23, 2009, and incorporated herein by reference).

2.2
Purchase and Assumption Agreement Modified Whole Bank All Deposits, among the Federal Deposit Insurance Corporation, receiver of Irwin Union Bank, F.S.B., Louisville, Kentucky, the Federal Deposit Insurance Corporation and First Financial, dated as of September 18, 2009 (filed as Exhibit 2.2 to the Form 8-K on September 23, 2009, and incorporated herein by reference).

2.3
Amendment 1 to Purchase and Assumption Agreement Modified Whole Bank All Deposits, among the Federal Deposit Insurance Corporation, receiver of Irwin Union Bank and Trust Company, Columbus, Indiana, the Federal Deposit Insurance Corporation and First Financial, dated as of September 18, 2009 (filed as Exhibit 2.3 to the Form 8-K on September 23, 2009, and incorporated herein by reference).

2.4
Amendment 2 to Purchase and Assumption Agreement Modified Whole Bank All Deposits, among the Federal Deposit Insurance Corporation, receiver of Irwin Union Bank and Trust Company, Columbus, Indiana, the Federal Deposit Insurance Corporation and First Financial, dated as of September 18, 2009 (filed as Exhibit 2.1 to the Form 8-K on November 6, 2009, and incorporated herein by reference).

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

99.2	Report of Independent Registered Public Accounting Firm Statement of Assets Acquired and Liabilities Assumed at September 18, 2009 Notes to Statement of Assets Acquired and Liabilities Assumed

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST FINANCIAL BANCORP.

Date: December 4, 2009	By:	/S/ J. Franklin Hall
J. Franklin Hall
Executive Vice President and Chief Financial Officer

Form 8-K	First Financial Bancorp.

Exhibit Index

Exhibit No.	Description

2.1
Purchase and Assumption Agreement Modified Whole Bank All Deposits, among the Federal Deposit Insurance Corporation, receiver of Irwin Union Bank and Trust Company, Columbus, Indiana, the Federal Deposit Insurance Corporation and First Financial, dated as of September 18, 2009 (filed as Exhibit 2.1 to the Form 8-K on September 23, 2009, and incorporated herein by reference).

2.2
Purchase and Assumption Agreement Modified Whole Bank All Deposits, among the Federal Deposit Insurance Corporation, receiver of Irwin Union Bank, F.S.B., Louisville, Kentucky, the Federal Deposit Insurance Corporation and First Financial, dated as of September 18, 2009 (filed as Exhibit 2.2 to the Form 8-K on September 23, 2009, and incorporated herein by reference).

2.3
Amendment 1 to Purchase and Assumption Agreement Modified Whole Bank All Deposits, among the Federal Deposit Insurance Corporation, receiver of Irwin Union Bank and Trust Company, Columbus, Indiana, the Federal Deposit Insurance Corporation and First Financial, dated as of September 18, 2009 (filed as Exhibit 2.3 to the Form 8-K on September 23, 2009, and incorporated herein by reference).

2.4
Amendment 2 to Purchase and Assumption Agreement Modified Whole Bank All Deposits, among the Federal Deposit Insurance Corporation, receiver of Irwin Union Bank and Trust Company, Columbus, Indiana, the Federal Deposit Insurance Corporation and First Financial, dated as of September 18, 2009 (filed as Exhibit 2.1 to the Form 8-K on November 6, 2009, and incorporated herein by reference).

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

99.2	Report of Independent Registered Public Accounting Firm Statement of Assets Acquired and Liabilities Assumed at September 18, 2009 Notes to Statement of Assets Acquired and Liabilities Assumed